Exhibit 99.1

QKL Stores Inc. Announces Third Quarter 2010 Financial Results

-- 3Q’10 Revenue Increased 14.7% to $64.9 Million --
-- 3Q’10 Gross Profit Increased 15.9% to $11.3 Million –

Daqing, China, November 15, 2010 – QKL Stores Inc. (the “Company”) (Nasdaq: QKLS), a leading regional supermarket chain in Northeastern China, today announced its financial results for the quarter ended September 30, 2010.

Mr. Zhuangyi Wang, Chairman and CEO, said, “While our third quarter results were not as strong as we would have liked, we believe that many of the initiatives taking place at our company are positioning QKL Stores for much stronger performance ahead. Our store opening plan is now accelerating, particularly as we head into the fourth quarter.  This would not have been possible had it not been for the opening of our distribution center earlier this year.  Our new DC has a state-of-the-art logistics management system which will improve our operating efficiency, further enabling us to improve our profitability and continue to provide our customers with high quality products.”

Third Quarter 2010 Financial Results
Revenue in the third quarter of 2010 increased 14.7% to $64.9 million from $56.6 million in the third quarter of 2009.  Revenue performance reflected the growth of 30 comparable stores, which are stores that have been open for at least one year, as well as sales from the opening of 8 new stores since July 1, 2009.  Same-store sales were approximately $57.1 million in the third quarter of 2010, an increase of 1.0% from $56.0 million in the third quarter of 2009.  The eight new stores opened since July 1, 2009 generated approximately $7.8 million in the third quarter of 2010.

Gross profit increased 15.9% year over year to $11.3 million, compared to $9.7 million in the prior year period.  The increase in gross profit was primarily attributable to the increase in net sales over the prior year period.  Gross margin for the third quarter of 2010 was 17.4%, compared to 17.2% for the second quarter of 2009.

Operating expenses increased 48.9% to $9.9 million compared to $6.7 million in the prior year period.  This was primarily a result of additional salary, rent and utility expenses, the hiring of more employees, and other operating costs related to the Company’s increased store count over the past year. The management of the Company intends to focus on lowering operating expenses in the fourth quarter of 2010 by reviewing staff costs, and new store related expenses.  Operating income decreased to $1.4 million, or 2.1% of sales, from $3.1 million, or 5.4% of total sales, in the third quarter of 2009.

Third quarter 2010 net income was approximately $1.0 million, compared with net loss of $29.3 million for the three months ended September 30, 2009.  Excluding changes in the fair value of warrants, adjusted net income for the three months ended September 30, 2010 was $1.0 million, or $0.03 per diluted share, compared to $2.3 million, or $0.08 per diluted share, in the period prior year.  The number of shares used in the computation of diluted EPS increased 28.4% to 38.5 million shares from 30.0 million shares in the third quarter of 2009.

As of September 30, 2010, the Company had $48.4 million in unrestricted cash, compared to $26.7 million as of September 30, 2009 and no debt or bank loans.

Retail Store Update
As of September 30, 2010, the Company operated 38 stores totaling 189,000 sq. meters compared to 33 stores in the prior year period.  The Company closed 2 stores in the third quarter of 2010.

Mr. Wang continued, "In the last quarter of 2010, we plan to open in the aggregate, approximately 50,000 square meters of new retail space. Thus far in the fourth quarter, we have opened 3 new stores and expect to open a total of seven stores in the fourth quarter.  We are also making improvements to our logistics and information systems to support our supermarkets. As we enter the new year, we will have a significantly higher square meter total compared to 2010. As our new stores come online and continue to do so in the coming months, we expect to see significant revenue and profit increases when compared to the prior year period. As we analyze our store mix going forward, we expect that approximately 70% of the new stores that we open going forward will be hypermarkets, which carry more volume and generate higher margin on average when compared to our other smaller store concepts.

With a highly capable management team, sound balance sheet with no debt, and a profitable enterprise with strong growth prospects, we remain quite excited about the future prospects for our company.  Our unique and innovative retail store concept operates in a region not accustomed to a diverse product offering and strong customer service.   Our accomplishments through the first nine months of this year further establishes QKL Stores as a leading market chain in Northeast China and positioning us extremely well for a successful 2011,” concluded Mr. Wang.

Conference Call
The Company will conduct a conference call to discuss its third quarter 2010 results on Tuesday, November 16, 2010 at 8:30 am ET. Listeners may access the call by dialing #1-719-325-2467. To listen to the live webcast of the event, please go to http://www.viavid.net.  Listeners may access the call replay, which will be available through November 30th, by dialing #1-858-384-5517; conference ID: 2403717.

About QKL Stores Inc.:

Based in Daqing, China, QKL Stores, Inc. is a leading regional supermarket chain company operating in Northeastern China. QKL Stores sells a broad selection of merchandise, including groceries, fresh food, and non-food items, through its retail supermarkets, hypermarkets and department stores; the company also has its own distribution centers that service its supermarkets. For more information, please access the Company’s website at: www.qklstoresinc.com.

Safe Harbor Statement

Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements.

Contact Information

QKL Stores, Inc. In China:	ICR, Inc. In U.S.:
Mike Li, Investor Relations	Bill Zima
+86-459-460-7987	+1-203-682-8233
In China:
Yuening Jiang
+86-10-6599-7965

(Financial Tables on Following Pages)

QKL STORES INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	September 30, 2010	December 31, 2009
	(Unaudited)

ASSETS
Cash	$48,372,672	$45,912,798
Restricted cash	98,161	181,836
Accounts receivable	712,606	283,929
Inventories	23,499,640	24,691,156
Other receivables	14,992,551	13,980,572
Prepaid expenses	4,265,965	2,993,191
Advances to suppliers	4,657,114	2,965,139
Deferred income tax assets	859,736	417,788
Total current assets	97,458,445	91,426,409
Property, plant and equipment, net	20,961,609	29,402,630
Land use rights, net	755,807	753,226
Goodwill	31,250,657	19,280,509
Other assets	394,380	408,391

Total assets	$150,820,898	$141,271,165

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$29,403,630	$29,244,923
Cash card and coupon liabilities	9,837,627	7,721,630
Customer deposits received	982,005	3,862,890
Accrued expenses and other payables	7,094,505	6,656,089
Income taxes payable	1,079,544	1,154,229
Total current liabilities	48,397,311	48,639,761
Warrant liabilities	-	44,304,034

Total liabilities	48,397,311	92,943,795

Commitments and contingencies	-	-

Stockholders’ equity
Common stock, $.001 par value per share, authorized 100,000,000 shares, issued and outstanding29,717,441 and 29,475,983 shares at September 30, 2010 and December 31, 2009, respectively	29,717	29,476
Series A convertible preferred stock, par value $0.01, authorized 10,000,000 shares, issued and outstanding 7,321,698 and 7,548,346 at September 30, 2010 and December 31, 2009, respectively	73,217	75,483
Additional paid-in capital	90,519,167	53,191,217
Retained earnings – appropriated	4,913,072	4,913,072
Retained earnings (Accumulated deficit)	790,974	(14,236,111)
Accumulated other comprehensive income	6,097,440	4,354,233

Total stockholders’ equity	102,423,587	48,327,370

Total liabilities and stockholders’ equity	$150,820,898	$141,271,165

QKL STORES INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income

	(Unaudited)		(Unaudited)
	Nine Months Ended September 30,		Three Months Ended September 30,
	2010	2009	2010	2009

Net sales	$212,575,456	$174,410,057	$64,869,749	$56,567,838
Cost of sales	175,160,430	143,823,125	53,575,513	46,820,423
Gross profit	37,415,026	30,586,932	11,294,236	9,747,415

Operating expenses:
Selling expenses	21,801,656	16,255,898	7,817,663	5,624,479
General and administrative expenses	6,022,119	3,217,258	2,123,248	1,051,608
Total operating expenses	27,823,775	19,473,156	9,940,911	6,676,087

Income from operations	9,591,251	11,113,776	1,353,325	3,071,328

Non-operating income (expense):
Increase (decrease) in fair value of warrants	7,801,649	(45,050,638)	-	(31,612,218)
Interest income	510,215	188,448	165,287	35,342
Interest expense	(10,416)	(20,800)	(35)	(4)
Total non-operating income (loss)	8,301,448	(44,882,990)	165,252	(31,576,880)

Income (loss) before income taxes	17,892,699	(33,769,214)	1,518,577	(28,505,552)

Income taxes	2,865,614	2,986,599	486,712	829,840

Net income (loss)	$15,027,085	$(36,755,813)	$1,031,865	$(29,335,392)

Comprehensive income statement:
Net income (loss)	$15,027,085	$(36,755,813)	$1,031,865	$(29,335,392)
Foreign currency translation adjustment	1,743,207	(1,427,032)	1,697,722	(1,782,839)
Comprehensive income (loss)	$16,770,292	$(38,182,845)	$2,729,587	$(31,118,231)

Weighted average number of shares outstanding:
Basic	29,647,487	20,882,353	29,714,017	20,882,353
Diluted	39,800,488	20,882,353	38,529,272	20,882,353

Earnings per share:
Basic	$0.51	$(1.76)	$0.03	$(1.40)
Diluted	$0.38	$(1.76)	$0.03	$(1.40)

QKL STORES INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows

	(Unaudited)
	Nine Months Ended September 30,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$15,027,085	$(36,755,813)
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation – property, plant and equipment	3,776,394	1,920,162
Amortization	30,920	20,359
Share-based compensation	823,540	-
Deferred income tax	(434,518)	-
Change in fair value of warrants	(7,801,649)	45,050,638
Adjustments to reconcile net income to net cash provided by operating activities:
Accounts receivable	(423,628)	342,666
Inventories	1,630,666	(1,034,325)
Other receivables	(763,314)	309,164
Prepaid expenses	(1,198,263)	(614,555)
Advances to suppliers	(938,109)	311,285
Accounts payable	(361,435)	2,225,442
Cash card and coupon liabilities	1,978,662	2,387,021
Customer deposits received	(2,949,589)	(317,626)
Accrued expenses and other payables	(968,598)	1,889,190
Income taxes payable	(95,213)	(493,640)
Net cash provided by operating activities	7,332,951	15,239,968

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(5,486,632)	(4,225,388)
Acquisition of operating rights	(11,627,230)	-
Refund of office building purchase payment	11,015,480	-
Decrease of restricted cash	83,676	111,456
Net cash used in investing activities	(6,014,706)	(4,113,932)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of bank loan	-	(2,192,178)
Net cash used in financing activities	-	(2,192,178)

Effect of foreign currency translation	1,141,629	(1,529,702)

Net increase in cash	2,459,874	7,404,156
Cash – beginning of period	45,912,798	19,285,021
Cash – end of period	$48,372,672	$26,689,177

Supplemental disclosures of cash flow information:
Interest received	510,215	188,448
Interest paid	$10,600	$20,800
Income taxes paid	$3,528,790	$2,504,587